Exhibit 10.3

June 29, 2021

Mr. Thomas E. Jorden

[***]

[***]

Re: Treatment of your Golden Equity Awards

Dear Tom:

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 23, 2021, among Cabot Oil & Gas Corporation (“Cabot”), Double C Merger Sub, Inc., a wholly owned subsidiary of Cabot (“Merger Sub”), and Cimarex Energy Co. (“Cimarex”), pursuant to which Merger Sub will be merged with and into Cimarex (the “Merger”) in accordance with the terms of the Merger Agreement. Capitalized terms used but not defined in this side letter agreement (this “Side Letter Agreement”) have the meanings ascribed to them in the Merger Agreement.

This Side Letter Agreement is intended to memorialize our agreement regarding the treatment of your Golden Equity Awards in the Merger. This Side Letter Agreement shall automatically terminate and be of no force or effect if your employment with Cimarex is terminated before the Closing or the Merger Agreement is terminated for any reason without the occurrence of the Closing.

By signing below, you agree that notwithstanding the preexisting terms applicable to your Golden Equity Awards or anything to the contrary contained in the Merger Agreement, at the Effective Time, each of your Golden Restricted Shares will be treated in accordance with Section 3.2(a)(ii) of the Merger Agreement and converted into an Adjusted Restricted Share Award; provided, however, that any performance goals applicable to your Golden Restricted Shares will be treated in the manner specified in Section 3.2(a)(i)(B) of the Merger Agreement, which means they will be deemed satisfied at the Effective Time at the greater of the target level of performance and the level determined or certified by the Golden Board or the Compensation Committee of the Golden Board based on the results achieved during the applicable performance period, which period shall be deemed to end on the latest practicable date prior to the Effective Time. Your Adjusted Restricted Share Awards will be subject to the same service-based vesting terms and conditions as applied to the Golden Restricted Share Award immediately prior to the Effective Time.

If your employment is terminated without Cause or for Good Reason during the Employment Period (as each such term is defined in the Employment Letter Agreement by and between you and Cabot, dated as of May 23, 2021 (the “Employment Letter Agreement”)), then all of your Adjusted Restricted Share Awards will accelerate and vest in full in accordance with the terms of the Employment Letter Agreement.

This Side Letter Agreement, together with the Employment Letter Agreement, represents the complete understanding between you and Cabot regarding the subject matter of this Side Letter Agreement. No amendment to this Side Letter Agreement shall be binding upon any party unless in writing and signed by or on behalf of such party. The obligations of the parties hereto are severable and divisible. In the event any provision hereunder is determined to be illegal or unenforceable, the remainder of this Side Letter Agreement shall continue in full force and effect. The provisions of Section 4 (Section 409A; Section 280G), Section 5 (Governing Law) and Section 7 (Employment At Will; Tax Withholding) of the Employment Letter Agreement are hereby incorporated by reference into this Side Letter Agreement and shall apply to this Side Letter Agreement as if set forth herein, mutatis mutandis.

[Signature page follows]

Sincerely,

CABOT OIL & GAS CORPORATION

By:	/s/ Dan O. Dinges
Name: Dan O. Dinges
Title: Chairman, President and Chief Executive Officer

CIMAREX ENERGY CO.

By:	/s/ Francis B. Barron
Name:	Francis B. Barron
Title:	Senior Vice President—General Counsel

Acknowledged and Agreed:

/s/ Thomas E. Jorden
Thomas E. Jorden

[Signature Page to Thomas E. Jorden Side Letter Agreement]